Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 4, 2022 (April 19, 2022, as it relates to the inclusion of the critical audit matter in our report) relating to the consolidated financial statements of Great Elm Capital Corp., for the year ended December 31, 2021, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, MA
May 5, 2022